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Bloomberg Live Interview 10/28/25 - SEC Approves Canary's New Crypto ETFs


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INTRADAY
LITECOIN
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Steven McClurg
CANARY CAPITAL GROUP
FOUNDER & CEO
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CANARY CAPITAL LAUNCHES LITECOIN ETF
Bloomberg Surveillance: The Fed Decides
SEC Approves Canary's New Crypto ETFs
Bloomberg Markets - TV Shows
October 28th, 2025, 12:57 PM CDT


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SEC APPROVES CANARY'S NEW CRYPTO ETFS
Bloomberg Surveillance: The Fed Decides
SEC Approves Canary's New Crypto ETFs
Bloomberg Markets - TV Shows
October 28th, 2025, 12:57 PM CDT

https://www.bloomberg.com/news/videos/2025-10-28/sec-approves-canary-s-new-crypto-etfs-video

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

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Transcript:

Scarlet: The first question is the obvious one. How did you get these ETFs through at a time when the SEC and the federal government is shut down?

Steven: Well, Scarlet, thank you for having me when the SEC approved the generic listing standards for cryptocurrencies back in September that actually paved the way for what we're doing now. So those generic listing standards essentially opened up the exchanges to be able to launch any cryptocurrency, single token, cryptocurrency, ETF, that actually has a futures market in the US for more than six months. So we were able to rely upon that rule to file these ETFs with no delay clause.

Scarlet: Is there any downside to using the streamlined approval process that allows your filings to become effective after 20 days? In other words, what do you lose by not going through the usual lengthy product specific process that you know the SEC employs?

Steven: yeah, so it really depends on what you're trying to launch and how simple it is. For instance, Litecoin is very similar to Bitcoin. It's clearly not a security and we've been engaging with the SEC for the last year now on comments on the Litecoin filing as well as HBAR. So both of those filings are pretty well complete, and we saw very little risk and no risk at all by moving forward. Now, some of them that are out for filing that have never received an SEC comment, some of the newer ones, those are ones that I would be more cautious on and wait

Scarlet: Got it. Got it all right. So you're launching the first pure spot, ETFs, tracking some lesser known digital coins, Litecoin and hedera or HBAR. Talk about what specific advantages being first to market and having that first market status gives you

Steven: First market makes a big difference. We noticed it with Bitcoin, so I was one of the groups that launched the first Bitcoin ETF, along with 10 other issuers. So having everybody go on one day certainly hurt some of the smaller issuers and helped some of the larger ones, such as Blackrock and Fidelity, focusing on things that Blackrock and Fidelity aren't focusing on is definitely an edge here, but we also believe that Litecoin and hedera are great blockchains, great tokens. They're both in the top 20, and they're both very well known with large communities, so we feel very good about bringing these to market and letting the market, you know, experience this as well.

Scarlet: So let's talk about Litecoin specifically. It's a smaller altcoin. What is the best use case for this particular asset?

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Steven: Now, Litecoin is really, was really made and meant to be a smaller, faster Bitcoin. So for instance, you know, Bitcoin trades at $100,000 or more per, you know, per Bitcoin, it's utilized for larger transactions. The transaction times take about 10 minutes. Litecoin was built back in 2013 with the idea that it would be the silver to bitcoin's gold. So it's really its use case. Is really for smaller transactions, faster transactions, and really is a use case in emerging markets.

Scarlet: What about hedera?

Steven: Yeah hedera really is not even a blockchain. It's something that's a little bit unique. It's more of a mesh network of nodes and holds information, and it allows enterprise solutions to be able to actually grab data very quickly, which is why it's the leading, the leading technology utilized by enterprise.

Scarlet: So there are now more than 100 crypto focus ETFs trading in the US. So it's a pretty competitive landscape Stephen, and we've seen ETF analysts warn about oversaturation in this space. What is your strategy for standing out? Being first market, certainly something to hang your hat on. But beyond that, once Blackrock comes out with its version of Litecoin or hedera. How do you stand out?

Steven: Look I think, I think obviously coming to market is very important, but we're also what a lot of people consider crypto-native. Most of our team has only ever done crypto. The other half of our team, we all work together at Guggenheim, launching its first ETFs over 10 years ago. So we both have the experience of launching ETFs and traditional markets, as well as the team that all they do is cryptocurrencies. So our focus at Canary is cryptocurrencies. It's really the only thing that we do here. And I think that we're going to stand out, because this is where our knowledge base is.

Scarlet: And I noticed you have a bunch of other crypto products that you're looking to launch, like Pengu and Tron. What's the timeline for that Steven?

Steven: Those are really unknown. I mean, we're very excited, for instance, about Pengu because it is the very first filing that would include NFTs, particularly from Pudgy Penguins. So it would be, you know, if we're able to launch and withhold Pengu plus NFTs, so it is very unique and we really hope that that gets through. But I think there's a lot of work to do on both of those, given that they're a little bit lesser known, but in the world of crypto, they're very well known.

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CRYPTO

How a few new crypto ETFs slipped through the cracks of the government shutdown

By Frances Yue (Follow)

Published: Oct. 28, 2025 at 6:14p.m. ET

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A cryptocurrency called Hedera jumped over 7% on Tuesday after the first exchange-traded fund investing directly in the coin was launched.
PHOTO: GETTY IMAGES/ISTOCK

Referenced Symbols

↑ LTCC +0.75% ↑ HBR +2.53% ↑ LTCUSD +2.41% ↑ SOLUSD +1.98%
↑ XRPUSD +2.07% ↑ DOGEUSD +0.90% ↑ APTUSD +2.94% ↑ SEIUSD +1.61%
↓ BTCUSD -1.90% ↑ DJIA +0.17% ↑ SPX +0.10% ↑ COMP +0.47%

To many people's surprise, a few exchange-traded funds investing in some lesser-known cryptocurrencies were launched in the U.S. on Tuesday, despite a government shutdown.

The surprise stemmed from the fact that the U.S. Securities and Exchange Commission has been limited to essential tasks during the government shutdown, which began on Oct. 1. Reviewing or approving ETF applications is not considered one of those essential tasks, according to the SEC's plan for functioning during a government shutdown.

Yet a pair of ETFs investing in Litecoin ↑ LTCC +0.75% and Hedera ↑ HBR +2.53% debuted Tuesday, both issued by a relatively small asset manager Canary Capital. Its founder explained to MarketWatch that the firm only needed to replace a few select words from its proposal to make the launch happen, based on the firm's understanding of the SEC's latest guidance.

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
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October 29, 2025

The amended registration statement of the Canary Litecoin and Hedera ETFs scrubbed the language which prevents it from automatically becoming effective after 20 days, and added that "this registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933," Steven McClurg, chief executive and founder at Canary Capital, confirmed to MarketWatch.

In other words, making those changes, even if temporary, paved the way for his two new ETFs to see the light of day, despite the government shutdown.

McClurg said his firm already received substantial revisions and comments from the SEC for both of their Hedera and Litecoin ETFs' applications.

While the SEC could ask for amendments later on, "we have gone back and forth to the SEC several times on comments and proposed changes to the prospectus, going all the way back to a year ago," McClurg said. "I speculate that it [the applications] probably would have been approved if there wasn't a government shutdown early in October," he added.

The launches marked the first ETFs of their kind. Also Tuesday, crypto asset manager Bitwise introduced its Solana ETF, while Grayscale is set to convert its closed-end Solana Trust into an ETF on Wednesday.

Hedera jumped over 7% on Tuesday, while Litecoin ↑ LTCUSD +2.41% and Solana ↑ SOLUSD +1.98% fell.

Not without risks

"This will be a significant step forward for crypto ETFs," as it marks the first time that ETFs investing in some smaller cryptocurrencies have been launched, said Roxanna Islam, head of sector and industry research at VettaFi.

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She also said the move to skip over the SEC review is risky, as the SEC could later ask for amendments after it reopens.

Prior to this year, only bitcoin and ether ETFs were available to U.S. investors. However, as the regulatory environment for crypto has become more favorable under the Trump administration, asset managers have been seeking to list ETFs investing in lesser-known cryptocurrencies, ranging from Solana and XRP ↑ **XRPUSD +2.07%** to dogecoin ↑ **DOGEUSD +0.90%**, Aptos ↑ **APTUSD +2.94%** and SEI ↑ **SEIUSD +1.61%**.

"I believe we'll see a segment of investors dive right in, but many investors also might take a wait-and-see approach for a larger, more visible (and less uncertain) wave of approvals after the SEC reopens," Islam said in emailed comments to MarketWatch.

The SEC originally faced an Oct. 10 deadline to make a decision on the applications of Solana ETFs filed by larger firms such as Fidelity, Franklin Templeton and Invesco, but the government shutdown has thrown that timeline into limbo.

Read: Crypto bulls were amped for potential solana ETF approvals this week. But the government shutdown threw it into limbo.

However, Bitwise and Canary were able to move ahead by using an SEC rule that lets companies speed up the process. Normally, when a firm files to launch an ETF, it adds a clause called a "delaying amendment" that pauses approval so the SEC has time to review the filing. By removing that clause, the firms allowed their registrations to automatically take effect after 20 days.

An SEC spokesperson declined to comment for this article when MarketWatch reached out, instead pointing to the agency's guidance during a government shutdown.

According to the SEC's statement, prospective issuers may file amendments to their registration statement to remove the delaying statements "as a technical matter," according to a statement dated Oct. 9. However, the companies "should consider carefully the risks of this course of action and should evaluate their particular facts and circumstances before doing so," the agency said.

"As an issuer, you need to march forward with your business plans despite the government shutdown," Matthew Hougan, chief investment officer at Bitwise Asset Management, wrote to MarketWatch in emailed comments. He noted that the firm has worked with the SEC on its Solana ETF for many months, even before the government shutdown.

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"Based on our engagement with the commission on GSOL [Grayscale Solana Trust] prior to the government shutdown, we're confident in going to market tomorrow," Craig Salm, chief legal officer at Grayscale wrote to MarketWatch via email.

Following the ETF launches on Tuesday, VanEck also revised its registration statement for its Solana ETF to remove the delaying amendment, so it could automatically take effect after 20 days.

Still, Islam said she expected the majority of issuers will wait until the SEC reopens to avoid any risks.

Bitcoin ↓ BTCUSD -1.90% dipped 0.5% to $113,843 on Tuesday afternoon. U.S. stocks ended higher, with the Dow Jones Industrial Average ↑ DJIA +0.20% up 0.3%. The S&P 500 ↑ SPX +0.11% finished up 0.2% and the Nasdaq Composite ↑ COMP +0.47% closed 0.8% higher.

MW

https://www.marketwatch.com/story/how-a-few-new-crypto-etfs-slipped-through-the-cracks-of-the-government-shutdown-e1746b0c?mod=home_lead

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Markets

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Hedera Jumps 25.7% Breaking Key Resistance as Spot ETF Launches

HBAR jumped above $0.20 as Canary Capital's HBAR ETF began NYSE trading with institutional backing from BitGo.

By CD Analytics, Oliver Knight

Updated Oct 28, 2025, 11:10 a.m. Published Oct 28, 2025, 11:10 a.m.


HBAR-USD
24 Hour Chart
0.2021
12.24%
CoinDesk Data
0.1800
Open
0.2191
High
0.1800
Low
708.99 M
Vol
142.26 M
Vol USD
0.21
0.2
0.19
18:00
00:00
06:00
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"HBAR surged 25.7% to $0.2052 on record volume as Canary Capital's spot HBAR ETF la... Read More

What to know:

- The Canary Capital HBAR ETF (ticker: HBR) began trading on the NYSE following SEC approval, offering regulated spot exposure with custody by BitGo and Coinbase Custody.
- HBAR climbed from $0.1775 to $0.2052, breaking key resistance at $0.2060 before slipping amid institutional profit-taking.
- Support rests at $0.2000 with potential upside targets at $0.2100 and $0.2192 — but failure to hold above $0.206 could signal a retest of lower levels.

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HBAR surged 25.7% over 24 hours, climbing from $0.1775 to $0.2052 as trading volume spiked 182% above the daily average. The rally coincided with the launch of the Canary Capital spot HBAR ETF (ticker: HBR) on the NYSE, following SEC approval.

The debut marked a milestone for institutional access to Hedera, offering regulated exposure through BitGo and Coinbase Custody, with pricing data sourced from CoinDesk Indices. This development placed HBAR alongside Bitcoin and Ethereum in the roster of institutionally tradable digital assets.

The breakout began around 06:00 on October 28, when HBAR decisively cleared the $0.2060 resistance level that had limited previous advances. Strong buying support emerged at the $0.2000 psychological level, sustaining upward momentum through the European session. The token consolidated above $0.2050, reflecting steady accumulation following the ETF-driven surge.

However, late-session trading revealed signs of institutional distribution as HBAR reversed from $0.209 to $0.205, slipping below its $0.206 support. Elevated selling volumes confirmed profit-taking by large holders, suggesting near-term exhaustion after the sharp rally. This breakdown introduces the risk of a retest of the $0.200 level, a critical area for preserving bullish structure.


TradingView
HBAR/USD (TradingView)

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Key Technical Levels Signal Mixed Outlook for HBAR

Support / Resistance

- **Primary Support:** $0.2000 (psychological level)
- **Secondary Support:** $0.1950
- **Key Resistance:** $0.2060 (breakout level)
- **Additional Resistance:** $0.2100 – $0.2192 (selling pressure zone)

Volume Analysis

- 182% surge above 24-hour SMA — signals institutional interest during breakout phase
- Declining volume during consolidation phase
- Elevated selling volume during recent pullback — suggests profit-taking activity

Chart Patterns

- Ascending trend with multiple higher lows across the 24-hour period
- Breakdown below $0.206 support indicates potential double-top formation near $0.209 highs

Technical analysis

- **Upside Targets:**
  - $0.2100
  - $0.2192 (session highs)
  - *Dependent on reclaiming $0.206 support*
- **Downside Risk:**
  - Toward $0.2000 psychological support (≈ 2.5% decline)

Disclaimer: *Parts of this article were generated with the assistance from AI tools and reviewed by our editorial team to ensure accuracy and adherence to our standards. For more information, see CoinDesk's full AI Policy.*

AI Market Insights

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https://www.coindesk.com/markets/2025/10/28/hbar-surged-25-7-breaking-key-resistance-as-spot-etf-launches

NEWS 3 MIN READ

Canary's Spot HBAR and Litecoin ETFs Debuts to Silence as Investors Stay on the Sidelines

PUBLISHED 9 HOURS AGO
BY PRASHANT JHA EDITED BY INSHA ZIA



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Canary's new spot HBAR and Litecoin ETFs launched on Nasdaq with zero inflows and minimal trading. | Credit: Getty Images.

Billions They Are Worth

KEY TAKEAWAYS

- Several altcoin-based spot ETFs debuted on Oct. 28, including Litecoin, HBAR, and Solana.
- Litecoin and HBAR ETFs saw zero inflows and minimal trading volume.
- Analysts cite weak altcoin prices and market caution for the lack of participation.

The debut of two new altcoin-based spot exchange-traded funds (ETFs) — Hedera (HBAR) and Litecoin (LTC) — was met with a resounding silence from investors.

On Oct. 28, both funds opened for trading on Nasdaq but recorded zero net inflows on their first day.

The quiet debut stands in stark contrast to ETF launches for Bitcoin (BTC) and Ethereum (ETH), which each drew billions in trading volume and marked watershed moments for institutional adoption.

TABLE OF CONTENTS

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 29, 2025

New crypto ETFs tracking Litecoin, Hedera and Solana generate $65 million in day-one trading volume

By Jason Shubnell

PUBLIC EQUITIES • OCTOBER 28, 2025, 4:20PM EDT

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QUICK TAKE

- The first ETFs to track the spot price of Litecoin and HBAR made their debuts on Tuesday, along with a new staked SOL fund.
- As of Oct. 20, there were 155 cryptocurrency-based ETP filings tracking 35 different digital assets, led by Solana and Bitcoin.

Three altcoin exchange-traded funds made their Wall Street debuts on Tuesday amid the land rush of crypto filings waiting to hit the market.

Canary Capital's Canary Litecoin LTC +2.79% ETF (ticker LTCC) and Canary HBAR +3.69% ETF (HBR) — the first funds to track the spot price of the Litecoin and Hedera tokens — along with the Bitwise

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
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Registration No. 333-283135
October 29, 2025

Solana Staking ETF (BSOL), went live for trading. The latter is the first U.S. ETP with 100% direct exposure to SOL +1.28%, according to the firm, which aims to stake 100% of its SOL holdings in-house.

The funds generated a cumulative trading volume of $65 million, with BSOL accounting for the majority. Within the first hour of trading alone, BSOL hit $10 million in volume, HBR $4 million, and LTCC $400,000, Bloomberg senior ETF analyst Eric Balchunas said in a post on X.

In fact, BSOL's $56 million volume is the most of any ETF launch this year.

"And what's amazing is it seeded with $220m. It could have invested seed on Day One, which would have resulted in $280m-ish, would be even more than $ETHA's debut. Strong start either way," Balchunas said.

Last month, the first two U.S. ETFs to offer spot exposure to XRP and Dogecoin generated $55 million in combined day-one volume. Last year, nine spot ETH ETFs generated over $1 billion in trading volume on the first day.

RELATED INDICES

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Before the U.S. government shutdown that went into effect Oct. 1, dozens of crypto ETFs were gearing for the final SEC sign-off. The SEC released new guidance following the shutdown, outlining how companies can go public. The SEC said firms can now file an S-1 registration without a "delaying amendment," which normally prevents an offering from automatically taking effect after 20 days. Under the new process, the S-1 must be final, and any changes restart the 20-day countdown. Companies must also file a Form 8-A.

As of Oct. 20, there were over 150 cryptocurrency-based ETP filings tracking 35 different digital assets, according to Bloomberg. Leading the list are SOL- and BTC-based proposals at 23 apiece, followed by XRP and Ethereum. "Could easily end up seeing over 200 hit mkt in next 12mo. Total land rush," Balchunas said.

HBAR is the native token of Hedera, a decentralized public network that utilizes the Hashgraph consensus algorithm to facilitate fast and secure transactions. The token was up 11% over the past 24 hours, according to The Block's HBAR price data, and at one point was up nearly 30%. Meanwhile, the price of LTC was down about 2.6%.

Spot crypto ETFs first hit Wall Street in January 2024 with the debut of Bitcoin funds, followed in July by Ethereum funds. Those ETFs have accumulated a combined $175 billion in assets under management.

The Block: New crypto ETFs tracking Litecoin, Hedera and Solana generate $65 million in day-one trading volume
https://www.theblock.co/post/376641/crypto-etfs-litecoin-hedera-solana-day-one-trading-volume

Free Writing Prospectus
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Registration No. 333-283135
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Bullish Signals: Top Crypto to Get Today, October 28 – HBAR, LTC, SOL

HEDERA | Litecoin | Solana

Ad Disclosure

As the crypto market slowly recovers from a recent crash, three top altcoins are flashing alarmingly bullish signals.

Web 3 Journalist
Tim Hakki

Last updated:
October 28, 2025

Disclaimer: Crypto is a high risk asset class. This article is provided for informational purposes and does not constitute investment advice. You could lose all of your capital.


TOP CRYPTO TO GET TODAY
cryptonews

The US SEC approved several spot ETFs for top altcoins Hedera, Solana, and Litecoin, all of which have extremely bright potential. Today is the launch of Canary Capital's HBAR and LTC ETFs, while Bitwise's SOL ETF also begins trading today on the New York stock Exchange.

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 29, 2025

The US SEC approved several spot ETFs for top altcoins Hedera, Solana, and Litecoin, all of which have extremely bright potential. Today is the launch of Canary Capital's HBAR and LTC ETFs, while Bitwise's SOL ETF also begins trading today on the New York stock Exchange.

Attention has now shifted to this week's upcoming Federal Reserve FOMC meeting, where investors waiting for another interest rate cut. Despite a fairly severe recent crash that blighted most of October, traditionally the month of "Uptober.

Many view the pullback as a healthy consolidation phase, one that clears out excess leverage and weak hands in preparation for the next major bull cycle.

So, with substantial inflows expected in HBAR, LTC and SOL in the coming months, we take a look at just how high they can go.

Hedera ($HBAR): Perhaps the Top Crypto is Not a Blockchain?

Hedera (HBAR) is one of the most talked-about players in blockchain but it's not actually a blockchain.

Like every other blockchain, it is a distributed ledger system (DLS), however its unique Hashgraph technology offers a next-generation alternative to traditional blockchains with lightning-fast transactions, low fees, and rock-solid security.

Additionally, the Hedera Council is a big lure for investors. Headed by a council of global giants like Google, IBM, and Boeing, HBAR carries institutional clout that's rare to come by in crypto.



Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 29, 2025

News of Hedera's approval in spot ETF investment products has caused the price to rally 17% in 24 hours.

With a relative strength index (RSI) of 60, it appears there is more buying momentum right now, but there's plenty of headroom left for further price appreciation before the week is out.

There is sticky resistance at $0.35, but if US regulators manage to ignite a bull run, then $1 is conceivable.

Litecoin ($LTC): The Silver to Bitcoin's Gold Still Has Room to Run

Often dubbed the "silver to Bitcoin's gold," Litecoin ($LTC) is an open-source, decentralized cryptocurrency created in 2011 by Charlie Lee as a streamlined fork of Bitcoin.

While its Proof-of-Work (PoW) may seem outdated compared to modern Proof-of-Stake (PoS) systems like Ethereum and Cardano, Litecoin compensates with fast transaction speeds and low fees, making it a practical choice for everyday transactions.



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Using the Scrypt hashing algorithm, Litecoin allows easier mining than Bitcoin's SHA-256. With a capped supply of 84 million coins and an active development team, it has retained its relevance through multiple market cycles.

Compared to Hedera, Litecoin is lagging a little. It only rallied 3% in the last 24 hours, although it clocked a more considerable 10% rise in the last seven days.

Litecoin has a neutral RSI of 52. Its support and resistance lines over the year may be resolving into a bullish descending triangle that often signals a breakout, in which case it could easily double from $100 to $200 in a month

Solana (SOL): Ethereum's Top Rival Could Hit $1,000

Solana ($SOL) continues to affirm its place as one of the fastest and most scalable blockchains in existence. With a market capitalization exceeding $109 billion and nearly $12 billion locked in DeFi applications, its ecosystem growth remains robust.

Traders were closely watching potential developments around U.S.-based Solana spot ETFs. Today's news could trigger a fresh wave of institutional investment similar to Bitcoin and Ethereum ETF inflows.


TradingView

Since bottoming near $100 in April, SOL has rebounded to around $199. Improved regulatory sentiment has bolstered confidence, while an RSI of 50 and a price now re-converged with its 30-day moving average, suggests today may be the start of a long Solana rally

Key support rests around $150, while major resistance stands at $250. ETFs could push SOL toward its previous peak of $293.31, or potentially even past $500, but $1,000 requires a sustained bull run.

Maxi Doge (MAXI): One of the Year's Top Crypto Presales is a Degen-Only Play with 100x Potential

Maxi Doge ($MAXI) is the latest meme coin sensation, currently in presale and already attracting over $3.8 million from investors eager to ride the next viral wave.

Marketed as Dogecoin's wilder, more chaotic cousin, Maxi Doge captures the playful and irreverent side of crypto's degen culture through community memes, contests, and social media engagement.

Built as an ERC-20 token on Ethereum, MAXI benefits from faster and more efficient transactions compared to Dogecoin's legacy blockchain.

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Out of its 150.24 billion total token supply, 25% is allocated to the "Maxi Fund," supporting marketing, partnerships, and ecosystem development.

Staking is already available, offering up to 80% APY, though rates decrease as participation grows. The current presale price sits at $0.000265, increasing incrementally through each presale round.

Purchase MAXI via MetaMask or Best Wallet.

Stay updated through Maxi Doge's official X and Telegram pages.

Visit the Official Website Here

https://cryptonews.com/news/bullish-signals-top-crypto-to-get-today-october-28-hbar-ltc-sol/

While we focused on SOL today, it's worth noting that Canary Capital's hedera (HBAR) and litecoin (LTC) ETFs also went live today on the Nasdaq.

https://blockworks.co/news/bitwise-solana-etf-demand

Thursday, October 30, 2025

English

FINANCEFEEDS (https://financefeeds.com)

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Bitwise and Canary Crypto ETFs Begin Trading Tonight in Major Milestone for U.S. Digital Asset Markets

By Karthik Subramanian(https://financefeeds.com/author/karthik/) October 28, 2025(https://financefeeds.com/2025/10/28/)

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Bitwise Asset Management and Canary Capital are set to launch their new cryptocurrency exchange-traded funds (ETFs) as U.S. markets open tonight, marking one of the most significant expansions in regulated crypto investment products this year. The launches come just weeks after the U.S. Securities and Exchange Commission (SEC) approved updated listing standards, paving the way for spot crypto ETFs tied to a wider range of digital assets beyond Bitcoin and Ethereum.

New ETFs expand access to Solana, Litecoin, and Hedera

According to Reuters and industry insiders, Canary Capital will list its spot ETFs for Litecoin (LTC) and Hedera (HBAR) on Nasdaq, while Bitwise will introduce its long-anticipated Solana ETF on the New York Stock Exchange (NYSE). Trading is expected to begin at 9:30 a.m. Eastern Time (2:30 p.m. in London), with both issuers confirming that all regulatory and custodial structures are finalized.

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

The new funds are the first to utilize the SEC's September decision allowing issuers to apply generic listing standards for digital asset-based ETFs. This regulatory shift reduces barriers for crypto ETF approval by streamlining the compliance process used for other commodity-backed funds, such as gold and silver. It also opens the door for a new generation of crypto ETFs that give investors direct exposure to blockchain ecosystems previously unavailable through traditional financial markets (https://financefeeds.com/does-crypto-lending-allow-for-proper-risk-defined-yield/).

Market participants (https://financefeeds.com/equilend-appoints-fintech-expert-nick-delikaris-as-chief-product-officer/) are closely monitoring the debut of these ETFs to gauge investor appetite for alternative digital assets. Early indications point to significant institutional interest in the Bitwise Solana ETF, driven by Solana's strong position as a high-performance blockchain used in decentralized finance (DeFi) and tokenized assets. Analysts expect first-day trading volumes and bid-ask spreads to offer early insights into whether mainstream investors are ready to diversify beyond Bitcoin and Ethereum.

Canary Capital's Litecoin and Hedera ETFs could also test the waters for mid-cap crypto adoption. Litecoin, often viewed as a lightweight version of Bitcoin, has seen renewed interest due to its faster transaction times and established market presence. Hedera, on the other hand, is a distributed ledger network known for its enterprise-grade scalability and partnerships with major corporations. If successful, these ETFs could signal a broader institutional acceptance of non-Ethereum blockchains.

Bitwise CEO Hunter Horsley (https://financefeeds.com/crypto-firm-bitwise-expands-to-london/) said in a recent statement that the launch represents "a pivotal moment for the industry," emphasizing that institutional investors are increasingly demanding regulated pathways to participate in the growing digital asset economy. Both issuers confirmed that custodial arrangements meet SEC-approved standards, and settlement operations have been verified ahead of launch.

A turning point for regulated crypto markets

The simultaneous listing of these ETFs marks a new phase in the U.S. crypto investment landscape. By expanding access to multiple blockchain ecosystems under a regulated structure, the Bitwise and Canary launches could reshape how traditional investors approach crypto exposure. The products will also provide a benchmark for future ETF applications tied to other emerging networks, such as Avalanche or Polkadot.

For traders in London and across Europe, the first trades are expected to appear on Nasdaq and NYSE tickers this afternoon. The results of these launches may determine the pace of further approvals and could influence the SEC's stance on additional crypto-related financial instruments later this year.

Bitwise ETF (https://financefeeds.com/tag/bitwise-etf/), Canary (https://financefeeds.com/tag/canary/), etfs (https://financefeeds.com/tag/etfs/)

(https://financefeeds.com/strategy-buys-390-more-bitcoin-as-the-leading-perpetuals-dex-by-trading-volume/)

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 29, 2025

Brayden Lindrea 22 hours ago

Bitwise Solana Staking ETF notches $55M trading volume on debut

Bitwise's Solana staking ETF saw $55.4 million on its first day, the highest of all crypto ETFs this year, alongside the launch of Hedera and Litecoin ETFs from Canary Capital.

Listen 2:35 3505


COINTELEGRAPH
ETF
$55M
NEWS

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Asset manager Bitwise says its Solana staking exchange-traded fund has tallied $55.4 million in trading volume on its debut trading day on Tuesday, alongside the launch of two other altcoin ETFs from Canary Capital.

The trading volumes on the Bitwise Solana Staking ETF (BSOL) were the largest out of all crypto ETFs launched in 2025, Bloomberg ETF analyst Eric Balchunas said on Tuesday, beating out the launches of XRP XRP ▼ $2.59 and Solana SOL ▲ $195.39 staking ETFs from REX Osprey.

BSOL attracted around $223 million in assets prior to launch, which Balchunas said signaled increasing institutional engagement and confidence in being exposed to staking, rewards for those who lock up cryptocurrency on the blockchain to validate transactions.

Eric Balchunas
@EricBalchunas

Final tally of Day One trading..
$BSOL: $56m
$HBR: $8m
$LTCC: $1m
I can't believe how close I came. ETF sixth sense for the win. Wish there was a @Polymarket for this I'd be rich.

> **Eric Balchunas** @EricBalchunas · 9h
> Big day. Half an hour till post time. Three coins are getting first '33 Act spot ETFs. Time to guess Day One volume. Feel free to reply with your's, winner gets RT + pride. Here are mine.. $BSOL: $52m $HBR: $8m $LTCC: $7m

Source: Eric Balchunas

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 29, 2025

Wall Street's appetite for crypto has expanded beyond market leaders Bitcoin BTC ▼ $111,438 and Ether ETH ▼ $3,941 as asset managers now eye launching exchange-traded products tied to riskier cryptocurrencies or featuring novel mechanisms such as staking.

BSOL beats predictions

BSOL's $55.4 million trading volume surpassed Balchunas' pre-launch estimate of $52 million, while the Canary Capital HBAR ETF (HBR) closed its debut trading day at $8 million, also matching the analyst's prediction.

The Canary Capital Litecoin ETF (LTCC) saw $1 million, below Balchunas' estimate of $7 million.

Bitwise
@BitwiseInvest

Big first day for the Bitwise Solana Staking ETF $BSOL:

$55.4 million in trading volume
$217.2 million in AUM

Now the largest spot Solana ETF, targeting 100% staked & seeking to maximize Solana's 7%+ average staking rewards.*

Ether ETFs outshine for altcoin fund debut

BSOL's debut trading volume was, however, a fraction of the $1.08 billion in trading volume noted by the nine spot Ether ETFs that launched last July, the first of the altcoin funds to launch in the US.

Related: Polymarket will likely start initial US relaunch in November: Report

Mostly outflows from Grayscale's converted Ethereum ETF Trust accounted for $458 million of that tally, while the BlackRock-issued iShares Ethereum Trust ETF raked in $248.7 million.

Bitwise's spot Ether ETF product also saw $94.3 million, considerably higher than how its Solana product fared today.

https://cointelegraph.com/news/bitwise-solana-staking-etf-55-million-debut-trading-volume

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 29, 2025

UNCHAINED

Altcoin ETF Wave Hits US Markets With Four Launches This Week

U.S. investors gained new access to altcoins as ETFs for Solana, Litecoin, and Hedera debut this week, marking a milestone for crypto fund expansion.


SOLANA
SOL

(AI generated image)

Ayesha Aziz

Canary HBAR ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov or by visiting https://etfs.canary.capital/HBR/.

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-283135
October 29, 2025

Bitwise confirmed **its Solana Staking ETF will also begin trading Tuesday**, while **Grayscale's Solana ETF** lists **Wednesday.** The sudden progression caught many observers off-guard as the NYSE and Nasdaq certified 8-A filings offering fund issuers an alternative approval route.

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*This story is an excerpt from the **Unchained Daily newsletter.***

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The listings end months of uncertainty about launch timing, complicated by the ongoing U.S. government shutdown now entering its fourth week. Bitcoin ETFs now manage approximately $150 billion in assets, with BlackRock's iShares Bitcoin Trust accounting for more than half the total. Ethereum funds surpass $27 billion in assets under management.

Posted in: Markets

Tagged in: ETFs, litecoin, Solana

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https://unchainedcrypto.com/altcoin-etf-wave-hits-us-markets-with-four-launches-this-week/